Filed Pursuant to Rule 433

Registration Statement No. 333-186257

Registration Statement No. 333-186257-01

Pricing Term Sheet

BERKSHIRE HATHAWAY FINANCE CORPORATION

Pricing Term Sheet

$400,000,000 Floating Rate Senior Notes due 2017

$600,000,000 Floating Rate Senior Notes due 2018

Issuer:	Berkshire Hathaway Finance Corporation
Guarantor:	Berkshire Hathaway Inc.
Trade Date:	January 13, 2015
Settlement Date:	January 15, 2015 (T+2)

Floating Rate Senior Notes due 2017

Principal Amount:	$400,000,000
Maturity Date:	January 13, 2017
Issue Price (Price to Public):	100% of face amount
Gross Spread:	15 bps
Proceeds to Issuer:	$399,400,000
Interest Rate Index:	Three-Month LIBOR (Reuters Page LIBOR01)
Spread to Index:	+17 bps
Day Count Convention:	Actual/360
Interest Payment and Reset Dates:	Each January 13, April 13, July 13 and October 13, commencing April 13, 2015 and ending on the Maturity Date
Interest Determination Dates:	Quarterly, on second London business day prior to applicable Interest Payment Date, except that initial Interest Determination Date will be January 13, 2015
Optional Redemption:	None
Minimum Denomination:	$2,000 and integral multiples of $1,000 in excess thereof
CUSIP:	084664 CC3
ISIN:	US084664CC39

Floating Rate Senior Notes due 2018

Principal Amount:	$600,000,000
Maturity Date:	January 12, 2018
Issue Price (Price to Public):	100% of face amount
Gross Spread:	20 bps
Proceeds to Issuer:	$598,800,000
Interest Rate Index:	Three-Month LIBOR (Reuters Page LIBOR01)
Spread to Index:	+30 bps
Day Count Convention:	Actual/360
Interest Payment and Reset Dates:	Each January 12, April 12, July 12 and October 12, commencing April 12, 2015 and ending on the Maturity Date
Interest Determination Dates:	Quarterly, on second London business day prior to applicable Interest Payment Date, except that initial Interest Determination Date will be January 13, 2015
Optional Redemption:	None
Minimum Denomination:	$2,000 and integral multiples of $1,000 in excess thereof
CUSIP:	084664 CD1
ISIN:	US084664CD12

Joint Book-Running Managers:	Goldman, Sachs & Co. Merrill Lynch, Pierce, Fenner & Smith Incorporated Wells Fargo Securities, LLC

Settlement Period: The closing will occur on January 15, 2015, which will be the second business day following the date hereof (such settlement being referred to as “T+2”). Accordingly, purchasers will be expected to pay for their notes within two business days of the date hereof.

Each of the issuer and the guarantor has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer and the guarantor have filed with the SEC for more complete information about the issuer, the guarantor and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Goldman, Sachs & Co. toll-free at (866) 471-2526, Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at (800) 294-1322 or Wells Fargo Securities, LLC toll-free at (800) 645-3751.